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                                                                   EXHIBIT 23(l)


                    [Causeway Capital Management Letterhead]






                                October 15, 2001





Causeway Capital Management Trust
11111 Santa Monica Boulevard, Suite 1550
Los Angeles, CA 90025

Gentlemen:

      We are writing in connection with the 10,000 Institutional Class shares of beneficial interest in the Causeway International Value Fund series of the Trust which we have purchased from you at a price of $10.00 per share. This is to advise you that the shares we have purchased were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.


                                            Very truly yours,


                                            /s/ Gracie V. Fermelia
                                            _______________________
                                            Gracie V. Fermelia
                                            Chief Operating Officer